1. From the date of execution of this Letter of Intent, the parties shall have a due diligence period of thirty (30) days as provided in Article V below.

2. The parties shall, within fifteen days following the thirty (30) day due diligence period, execute a Plan and Agreement of Reorganization under IRC
     Section 368 (a) (1) (C) ; the parties agree to complete the negotiation of the Reorganization of Agreement in good faith, with all deliberate speed, and to execute the Reorganization Agreement. The Reorganization Agreement shall contain the usual warranties and representations as determined by our respective attorneys and as mutually acceptable. F2 shall warrant its legal title and beneficial ownership of all assets being sold, free of all adverse claims thereto and free and clear of all liens, encumbrances, hypothecations and security interests. All shares of Cavalcade Common Stock being issued to F2's shareholders shall be legally designated and fully paid and non- assessable.

3. Immediately upon execution of the Reorganization Agreement, the parties shall enter into an Escrow Agreement, with an independent Escrow Agent to be mutually selected and compensate, to hold the shares issued by Cavalcade pending the effectiveness of the SEC Registration Statement.

4. Upon execution of the Escrow Agreement by all parties, Cavalcade will form a wholly owned Nevada subsidiary, "F2 Acquisition, Inc."

5. Upon execution of the Escrow Agreement by all parties, Cavalcade will issue the 2,500, 000 chares for the acquisition to the Escrow Agent for future disposition in accordance with the terms of the Escrow Agreement. For which purpose F2 shall provide the Escrow Agent with a full and complete, certified list of its shareholders as of the record date for the transaction.

6. Contemporaneously, F2 will transfer all of its assets and specific, listed liabilities to Cavalcade.

7. Cavalcade will immediately thereafter transfer all of the F2 assets to the Nevada subsidiary and change its name to F2 Entertainment Inc.

8.   Cavalcade  will  retain  and  pay  the  specific,  listed  F2  liabilities.

9. Within thirty (30) days after the execution by all parties of the definitive reorganization agreement, Cavalcade, subject to F2's full and timely cooperation, will file a form SB-2 with the Securities and Exchange Commission to register the shares of Common Stock to be issued in the acquisition.

10. Upon effectiveness of the Registration Statement, the Escrow Agent shall distribute the shares of Cavalcade Common Stock, other than the shares being held for the contingent earn-out plan, for which purpose the Escrow Agreement shall remain in full force and effect and

11.  F2  shall  dissolve.


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